Exhibit 10.38

Note:  Certain information in this agreement has been omitted pursuant to a request for confidential treatment that has been filed separately with the Securities and Exchange Commission.

SETTLEMENT AGREEMENT

This Settlement Agreement, together with the exhibits thereto (collectively, the “Agreement”), dated as of July 19, 2006 (the “Effective Date of Settlement”) is entered into by and between ImClone Systems Incorporated, a Delaware corporation, having an address at 180 Varick Street, New York, NY 10014 USA (“ImClone”) and Merck KGaA, a German corporation with general partners, having an address at Frankfurter Straße, D-64293 Darmstadt, Germany (“Merck”).  ImClone and Merck are referred to collectively as the “Parties,” and individually as a “Party”.  (All capitalized terms used in this Agreement, unless expressly defined herein, shall have the meaning assigned in the DLA (as referenced below) or the Amendment to the DLA executed concurrently herewith and attached as Exhibit A.)

WITNESSETH:

WHEREAS, ImClone and Merck entered into the Development and License Agreement, dated December 14, 1998, that was amended by the Amendment of Development and License Agreement, dated September 21, 1999, the first letter agreement of March 1, 1999, the second letter agreement of March 23, 2001, and the third letter agreement of August 16, 2001, and as clarified by the fourth letter agreement of November 14, 2005 (collectively, the “DLA”); and

WHEREAS, certain disputes have arisen between the Parties concerning their rights and obligations under the DLA regarding:

(a) the development, manufacture and commercialization of the ImClone product known as “IMC-11F8”, as set forth in the claims and defenses asserted by the Parties in the American Arbitration Association proceeding entitled In the Matter of the Arbitration between Merck

KGaA and ImClone Systems Incorporated, and the Decision and Award after Hearing of the Honorable George C. Pratt, Arbitrator, dated March 31, 2006, (collectively, the “11F8 Dispute”), and the appeal and cross-appeal arising from the 11F8 Dispute entitled Merck KGaA v. ImClone Systems Incorporated, Civil Action No. 05-7024-CV(L) currently pending in the United States Court of Appeal for the Second Circuit (the “Second Circuit Appeal”); and

(b) the development, manufacture and commercialization of EMD-72000 (a “Merck Product” as defined in the DLA), as set forth in ImClone’s Notices of Default under the DLA addressed to Merck dated October 8, 2005, October 28, 2005 and March 21, 2006, and Merck’s respective responses thereto dated October 12, 2005, March 30, 2006 and April 5, 2006 (the “EMD 72000 Dispute”); and

(c) the effect, if any, on the DLA of the Development and Commercialization Agreement between Merck and Takeda Pharmaceuticals Company Ltd. (“Takeda”) (the “Takeda Agreement”); and

WHEREAS, the 11F8 Dispute, the Second Circuit Appeal, the EMD 72000 Dispute and the Takeda Agreement are referred to collectively herein as the “Disputes”; and

WHEREAS, except as otherwise provided herein, the Parties desire to resolve fully and forever all claims and defenses asserted in the Disputes and continue their successful relationship and promote the further development and commercialization of Erbitux®; and

NOW, THEREFORE, for good and valuable consideration, including, but not limited to, the mutual covenants exchanged between the Parties hereto, the adequacy of which is hereby acknowledged, and subject to the terms and conditions set forth herein, the Parties hereby agree as follows:

TERMS

1.             This Agreement represents a negotiated settlement of the Disputes, and the Parties expressly deny any liability to each other for any claims or defenses arising from or related to the Disputes.  The execution of this Agreement shall not be construed as an admission on the part of any of the Parties hereto in any respect and shall not be used against any of the Parties.  The Parties hereto agree to be responsible for and to pay their own attorneys’ fees and costs related to the Disputes.

2.             The Parties agree to comply fully with the terms and conditions of this Agreement.  In addition to other good and valuable consideration, the consideration for this Agreement shall consist of the following:

a.             ImClone Consent to Sublicense.  Pursuant to the provisions of Section 2.2 of the DLA, ImClone shall consent in writing to a grant by Merck to Takeda of a sublicense under the “Radiotherapy Patent”, the “Chemotherapy Patent” (each as defined in the DLA and the “ImClone Confidential Manufacturing Information” (as defined in the July 2006 amendment to the DLA executed concurrently herewith) to make, use and sell EMD-72000, within the “Territory” , provided the following: (i) such sublicense agreement contain terms obligating Takeda (A) to keep and make books and records available for inspection by an independent certified public accountant pursuant to Article V of the DLA, (B) to comply with the obligations for receipt of “Confidential Information” pursuant to Article VI of the DLA, (C) to comply with the obligations for “arms-length” sales of Merck Products pursuant to Section 9.7 of the DLA, and (D) to comply with any and all other terms of the DLA that are applicable to sublicensees ; (ii) such sublicense agreement shall not contain any terms that could be reasonably interpreted to be inconsistent with the terms contained in the DLA and with the terms herein; and (iii) Merck provides to ImClone for its review and approval a written copy of said sublicense agreement, with ImClone’s approval not to be unreasonably withheld.

b.             Merck Covenants

(i)            Freedom of ImClone to Conduct Development of IMC-11F8.  Merck agrees that it shall not sue or otherwise challenge ImClone, its Affiliates, sublicensees, successors, assigns, and each of their respective officers, directors, agents and employees for drug development activities that are protected under 35 U.S.C. § 271(e)(1)) in the United States of America or equivalent activities in Canada or the Territory relating to IMC-11F8.

(ii)           Covenant Not to Sue for Use of Merck Confidential Technical Information.  Merck agrees that it shall not sue ImClone, its Affiliates, sublicensees, successors, assigns, and each of their respective officers, directors, agents and employees for any use by ImClone of Merck Confidential Technical Information (as defined in the July 2006 amendment to the DLA executed concurrently herewith) to develop, manufacture or sell IMC-11F8.

c.             ImClone Covenants.

(i)            Freedom of Merck to Conduct Development of Merck Products.  ImClone agrees that it shall not sue or otherwise challenge Merck, its Affiliates, sublicensees, successors, assigns, and each of their respective officers, directors, agents and employees for drug development activities that are protected under 35 U.S.C. § 271(e)(1)) in the United States of America or equivalent activities in Canada or the Territory relating to Merck Products.

(ii)           Covenant Not to Sue for Use of ImClone Confidential Technical Information.  ImClone agrees that it shall not sue Merck, its Affiliates, sublicensees, successors, assigns, and each of their respective officers, directors, agents and employees for any use by Merck of ImClone Confidential Technical Information (as defined in the July 2006 amendment to the DLA executed concurrently herewith) to develop, manufacture or sell Merck Products.

d.             Explicit Reservation of Claims and Defenses Concerning the Merck Products.  Notwithstanding the foregoing, ImClone hereby reserves all rights to claim that Merck cannot conduct activities (other than those set forth in sub-paragraph c above) relating to the Merck Products in the United States or Canada to the extent such activities would infringe the corresponding US and Canadian counterparts of the “Radiotherapy Patent”, the “Chemotherapy Patent”, the “Other ImClone Patents” (as defined in the July 2006 amendment to the DLA executed concurrently herewith), or any other patent owned by, licensed to, or otherwise controlled by ImClone to make, use, sell, offer to sell or import Merck Products therein.  In turn, Merck reserves all rights to defend against any such claim or action of infringement asserted by ImClone or its Affiliates.  The Parties’ explicit reservation of claims and defenses in this regard shall be specifically excluded from the scope of the releases set forth in sub-paragraph i below.

e.             Explicit Reservation of Claims and Defenses Concerning IMC-11F8.  Notwithstanding the foregoing, Merck hereby reserves all rights to claim that ImClone cannot conduct activities (other than those set forth in sub-paragraph b above) relating to IMC-11F8 outside the United States or Canada to the extent such activities would infringe the Merck Patents (as such term is defined in the July 2006 Amendment to the DLA executed concurrently herewith), or any other patent owned by, licensed to, or otherwise controlled by Merck to make, use, sell, offer to sell or import IMC-11F8 therein.  In turn, ImClone reserves all rights to defend against any such claim or action of infringement asserted by Merck or its Affiliates.  The Parties’

explicit reservation of claims and defenses in this regard shall be specifically excluded from the scope of the releases set forth in sub-paragraph i below.

f.              Settlement Payments to ImClone.  Merck shall pay to ImClone by wire transfer of immediately available funds to an account set forth on Exhibit B hereto two million five hundred thousand Euro and zero cents (€2,500,000.00), which wire transfer shall be initiated within thirty (30) days of the Effective Date of Settlement.  In addition, Merck shall pay to ImClone by wire transfer of immediately available funds to such account an additional five million Euro and zero cents (€5,000,000.00), which wire transfer shall be initiated within thirty (30) days of the date ImClone executes its written consent to the sublicense agreement between Merck and Takeda described in sub-paragraph a above.

g.             Voluntary Dismissal of the Second Circuit Appeal with Prejudice:  The Parties agree to dismiss with prejudice all claims or defenses asserted, or which could have been asserted, in the Second Circuit Appeal.  The Parties shall execute simultaneously herewith the Stipulation of Voluntary Dismissal with Prejudice in the form attached hereto as Exhibit C.  Within two (2) business days of the Effective Date of Settlement, Merck shall file the fully-executed Voluntary Dismissal with Prejudice with the Court.  It is further understood and agreed that upon such filing with the Court, the Parties shall deem the Decision and Award after Hearing of the Honorable George C. Pratt, Arbitrator, dated March 31, 2006, as “confirmed” under the Federal Arbitration Act, and that no further judicial action shall be necessary to effectuate the terms of such award.

h.             ImClone Withdrawal of Default Notice ImClone withdraws the Default Notices described in sub-clause (b) of the second “Whereas”-clause as of the Effective Date of Settlement.

i.              Mutual Releases. Each Party fully and forever releases and fully discharges the other Party, as well as the other Party’s Affiliates (as defined in the DLA), divisions, subsidiaries, successors, assigns, and officers, directors, agents, and employees thereof from any and all liability for any and all causes of action, claims, counterclaims, defenses, damages and judgments, in law and in equity, arising out of or related to the Disputes as defined herein, up to and including the Effective Date of Settlement.  This paragraph shall not be construed as a release of any kind regarding any other claims raised or that could be raised between the Parties which are unrelated to the Disputes.  In addition, the Parties’ explicit reservation of claims and defenses concerning the Merck Products and IMC-11F8 as more fully described in sub-paragraphs d and e above shall be specifically excluded from the scope of this mutual release.  These releases shall be deemed effective upon receipt by ImClone of the settlement payments described in subparagraph f above.

j.              July 2006 Amendment of the DLA: In order to effectuate this Agreement, the Parties agree to further amend the DLA as set forth in Exhibit C hereto.  Except as specifically set forth therein, the Parties acknowledge and agree that there are no other amendments, waivers or modifications being made, or intended to be made, to the DLA by virtue of this Agreement.

k.             Publicity.  Within two (2) business days of the Effective Date of Settlement, ImClone and Merck shall issue a press release(s) to be agreed by the Parties. In addition, either Party may make such announcements of, and/or provide publicity concerning, the existence and terms of this Agreement and the transactions contemplated hereby as is reasonably necessary or advisable, in the opinion of such Party’s counsel, to comply with the provisions of any applicable law or regulation, including but not limited to filings with the U.S.

Securities and Exchange Commission or any other governmental authority or with the National Association of Securities Dealers; provided, however, that to the extent practical each Party shall give the other Party prior notice of any such announcement or publicity.

3.             No Admission of Wrongdoing.  The Parties expressly acknowledge that this Agreement represents a resolution of the Disputes as defined herein.  Nothing in the terms of this Settlement Agreement or in its execution shall be construed as an admission of liability or wrongdoing by any Party concerning the Disputes as defined herein.

4.             Representations and Warranties of the Parties.  The Parties hereby represent, warrant and agree as of the Effective Date of Settlement as follows:

a.             Each Party represents and warrants that it neither knows of, nor believes there are, any claims or bases for claims by it or its Affiliates against the other Party or the other Party’s Affiliates, other than ordinary course business debts; and

b.             Each Party represents and warrants that it has relied upon its own judgment and that of its own legal counsel regarding the proper, complete, and agreed-upon consideration for, and the terms and provisions of, this Settlement Agreement.  The Parties to this Agreement represent and warrant that their respective attorneys have fully explained the meaning and effect of this Agreement.  The Parties to this Agreement further represent and warrant that they have read and understand this Agreement, and have not relied upon any other statements or representations regarding this matter other than those expressly stated herein.  The Parties to this Agreement further represent and warrant that they have signed this Agreement without duress, coercion, or undue influence by anyone or anything.

c.             ImClone and Merck represent and warrant that they are the sole owner of any claims or defenses asserted in the Disputes, (and which are released herewith) and that no portion of such claims or defenses is owned by any third party, or has been sold, assigned, pledged, or hypothecated to any third party.

d.             To induce Merck to enter into this Agreement, ImClone hereby represents and warrants that it has full and absolute right, power, authority and ability to enter into this Agreement and perform all of its obligations hereunder.  To induce ImClone to enter into this Agreement, Merck hereby represents and warrants that it has full and absolute right, power, authority and ability to enter into this Agreement and perform its obligations hereunder.

5.             Successors and Third Parties.  This Settlement Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective Affiliates, subsidiaries and each of their employees, officers, directors, agents, successors and assigns.

6.             Merger, Integration and Modification.  This Agreement constitutes the entire, complete and integrated agreement made between the Parties regarding the subject matter hereof, is not subject to any conditions not expressly provided for herein, and cancels and supersedes all earlier agreements, written or oral, between the Parties regarding the subject matter hereof.  No variation or modification of this Agreement, or waiver of any of the terms or provisions thereof, shall be deemed valid unless in writing as an amendment hereto, signed by both Parties.

7.             No Waiver.  The failure, or partial failure, of any of the Parties to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way affect the validity of this Agreement or any part thereof or the right of any Party thereafter to enforce each and every provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other breach.

8.             No Third-Party Beneficiaries.  This Agreement is solely for the benefit of the named Parties hereto and there are no third-party beneficiaries of this Agreement.

9.             Survival.  The provisions of this Agreement, where applicable, shall survive any termination or expiration of this Agreement and shall remain in full force and effect.

10.           Construction.  Neither this Agreement nor any provision thereof shall be construed for or against any Party because the Agreement as a whole, or any provision of this Agreement, was requested or drafted by such Party.  Neither this Agreement nor any provision in this Agreement nor evidence of any negotiations in connection with it or them shall be offered or received in evidence or used in any way in any action or proceeding between the Parties except to enforce the terms and provisions hereof.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement.

11.           Default.  If either party materially defaults in the performance of any material agreement, condition or covenant of this Agreement and such default or non-compliance shall not have been remedied, or steps initiated to remedy the same to the other party’s satisfaction, within thirty (30) calendar days after receipt by the defaulting party of a notice thereof from the other party, the other party may pursue all available remedies in law and in equity.

12.           Notices.  Any notice expressly provided for under this Agreement shall be in writing, shall be given either by hand, express courier, or by facsimile and shall be deemed sufficiently given if and when received by the party to be notified as follows:

To Merck:

Frankfurter Straße

D-64293 Darmstadt

Germany

Attention:  Jens Eckhardt, Legal Counsel

Facsimile: +49-6151-72-2373

To ImClone:

180 Varick Street

New York, NY 10014 USA

Attention:  Erik Ramanathan, General Counsel

Facsimile: +1-(212)-645-2770

13.           Applicable Law.  This Settlement Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts-of-law principles.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives in a manner legally binding upon their respective corporations as of the Effective Date of Settlement.

IMCLONE SYSTEMS INCORPORATED		MERCK KGaA

By:	/s/ Joseph L. Fischer	By:	/s/ Dr. Tilman Schmidt-Lorenz
Name:	Joseph L. Fischer	Name:	Dr. Tilman Schmidt-Lorenz
Title:	Interim Chief Executive Officer	Title:	General Counsel
Senior Vice President Corporate
Legal & Intellectual Property

i.V.

		By:	/s/ Jens Eckhardt
		Name:	Jens Eckhardt
		Title:	Legal Counsel

CORPORATE ACKNOWLEDGEMENT For ImClone Systems Incorporated	CORPORATE ACKNOWLEDGEMENT For Merck KGaA

STATE OF NEW YORK )	REPUBLIC OF GERMANY)
) ss:	) ss:

COUNTY OF NEW YORK )	CITY OF DARMSTADT )

On this 19th day of July 2006, before me personally came Joseph L. Fischer, to me known to be the individual described in, and who executed the foregoing Settlement Agreement, and duly acknowledged to me that he executed the same.

On this 24th day of July 2006, before me personally came Dr. Tilman Schmidt-Lorenz, to me known to be the individual described in, and who executed the foregoing Settlement Agreement, and duly acknowledged to me that he executed the same.

/s/ Angela Sacca	/s/ Alexander Pfeiffer
Notary Public	Notary Public

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EXHIBIT A

JULY 2006 AMENDMENT TO DEVELOPMENT AND LICENSE AGREEMENT

WHEREAS, ImClone and Merck entered into the Development and License Agreement, dated December 14, 1998, that has been subsequently amended by (a) the Amendment of Development and License Agreement, dated September 21, 1999; (b) the first letter agreement dated March 1, 1999; (c) the second letter agreement dated March 23, 2001; (d) the third letter agreement dated August 16, 2001; and (e) the fourth letter agreement dated November 14, 2005 (collectively, the “DLA”);

WHEREAS, Merck desires to sublicense to Takeda certain rights licensed to Merck under the DLA pertaining to EMD-72000 (a “Merck Product” as defined in the DLA) in the Territory; and

WHEREAS, the Parties desire to continue to promote the development and commercialization of Licensed Products in the Territory and to settle the Disputes between them; and

WHEREAS, the Parties have agreed to terms of settlement embodied in a Settlement Agreement to be executed concurrently herewith (the “Agreement”) and wish to further amend the DLA in order to effectuate the Agreement; and

NOW, THEREFORE, in consideration of the foregoing and the mutual promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree to amend the DLA as follows:

1.             Definitions.  All capitalized terms used herein but not specifically defined herein shall have the meanings ascribed to them in the DLA:

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a.             “ImClone Confidential Manufacturing Information” shall mean any and all ImClone information that is reasonably useful for the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of Merck Product that lawfully comes into Merck’s possession after the Effective Date of Settlement, including, but not limited to, process development, process qualification and process validation, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control.

b.             “ImClone Confidential Technical Information” shall mean any and all ImClone confidential technical information that is in Merck’s possession as of the Effective Date of Settlement and is useful in the manufacture or sale of Merck Product.

c.             “Merck Confidential Manufacturing Information” shall mean any and all Merck information that is reasonably useful for the production, manufacture, processing, filling, finishing, packaging, labeling, shipping, and storage of IMC-11F8 that lawfully comes into ImClone’s possession after the Effective Date of Settlement, including, but not limited to, process development, process qualification and process validation, manufacturing scale-up, pre-clinical, clinical and commercial manufacture and analytical development, product characterization, quality assurance and quality control.

d.             “Merck Confidential Technical Information” shall mean any and all Merck confidential technical information that is in ImClone’s possession as of the Effective Date of Settlement and is useful in the manufacture or sale of IMC-11F8.

e.             “Merck Patents” shall mean all issued patents or patents issuing from an application pending as of the date of this amendment which are owned or exclusively licensed by Merck that are required or that Merck alleges are required to make, use, sell, offer to sell, or

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import IMC-11F8 in the United States of America and its territories or Canada, and all issued patents or patents issuing from an application pending as of the date of this amendment which are owned or exclusively licensed by Merck that are required or that Merck alleges are required to make, use, sell, offer to sell, or import Licensed Products in the United States of America and its territories, Canada or Japan, including, but not limited to those patents listed in Annex A hereto

f.              “Other ImClone Patents” shall mean all issued patents or patents issuing from an application pending as of the date of this amendment which are owned or exclusively licensed by ImClone that are required or that ImClone alleges are required to make, use, sell, offer to sell or import Merck Products in the Territory, including, but not limited to those patents listed in Annex B hereto.

2.             Grant of Rights.  Article II of the DLA shall be amended to also include the following:

a.             In consideration of the licenses and approvals granted herein, and subject to the other provisions of this amendment and the DLA, Merck grants ImClone an irrevocable, fully paid-up, royalty-free non-exclusive worldwide license to use the Merck Confidential Manufacturing Information to manufacture IMC-11F8.  This license shall survive termination of the DLA.

b.             In consideration of the licenses, royalties and payments herein, and subject to the other provisions of this amendment and the DLA, ImClone grants Merck an irrevocable, fully paid-up, royalty-free non-exclusive worldwide license to use the ImClone Confidential Manufacturing Information to manufacture Merck Products.  This license shall survive termination of the DLA.

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3.             Limited Covenant Not to Sue for Infringement.  Article VIII of the DLA shall be amended to also include the following:

a.             During the term of the DLA, Merck will not bring any claim of infringement under any of the Merck Patents against ImClone, ImClone’s Affiliates, ImClone’s approved sublicensees, and their respective successors and assigns due to any sales or other activities related to Licensed Products or IMC-11F8 in the United States or Canada.

b.             During the term of the DLA, ImClone will not to bring any claim of infringement in the Territory under any of the Other ImClone Patents against Merck, Merck’s Affiliates or Merck’s approved sublicensees, and their respective successors and assigns due to any sales or other activities related to Merck Products.  ImClone acknowledges that, upon ImClone’s consent to sublicense as set forth in Section 2.a. of the Settlement Agreement, Takeda Pharmaceuticals Company Ltd. and its Affiliates shall be “approved sublicensees” as used in the foregoing sentence.

4.             Development and Commercialization of Erbitux® in Japan.  The DLA as it pertains to Japan shall be amended to also include the following:

a.             Merck shall use its best reasonable efforts to negotiate and enter into as soon as practicable an agreement with Bristol-Myers Squibb Company (“BMS”) for the co-development and co-commercialization of Erbitux® in Japan, which, (i) but for the removal of ImClone (except as a Net Sales royalty collector), are consistent with the terms set forth in [*], a copy of

Pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, redacted information has been replaced with “[*]”.

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which is attached hereto as Annex C; and (ii) is acceptable to Merck and ImClone and executed by BMS, Merck and ImClone.

b.             Unless and until such an agreement is executed by BMS, Merck and ImClone, Merck and ImClone acknowledge that all applicable provisions of the DLA pertaining to development and commercialization of Erbitux® in Japan shall continue to define the rights and obligations of ImClone and Merck with respect to such development and commercialization.

5.             Royalty Payments to ImClone.  Section 4.2 of the DLA is restated and amended in its entirety as follows:

“4.2           Merck shall pay ImClone royalties quarterly on (i) sales in the Territory by Merck and its Affiliates of (A) Licensed Products and (B) Alternative Products developed and/or acquired by ImClone or any of its Affiliates and (ii) sales in the Territory, subject to Section 2.2 of the DLA, by Merck and its Affiliates and sublicensees of Merck Products as follows:

a.             Merck shall pay ImClone a royalty of nine and one-half percent (9.5%) of Net Sales of all Licensed Products sold in the Territory, which shall be paid from July 1, 2006 (and thereafter);

b.             Merck shall pay ImClone [*], on sales in the Territory of Alternative Products developed and/or acquired by ImClone or any of its Affiliates; provided, however, that such amount shall not exceed [*] of [*];

c.             Merck shall pay ImClone a royalty of [*] of [*] in the Territory.  This

Pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, redacted information has been replaced with “[*]”.

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d.             royalty is due on all Merck Products sold, whether sold as a mono-therapy, combination therapy, or in some other form.  Royalties on Merck Products shall be reported and paid on a country by country basis for each country in which patent protection exists, shall be reported and paid on a product-by-product basis.  Royalties shall be paid from the Effective Date of Settlement until any expiration or final, non-appealable judgment of invalidity of both ImClone’s Chemotherapy Patent and its Radiotherapy Patent in such country; and

e.             Notwithstanding Section 4.8 of the DLA, in the event of expiration or entry of a final non-appealable judgment of invalidity of both the Chemotherapy Patent and the Radiotherapy Patent in a certain country in the Territory (where once patent protection existed) occurring at any time during a period commencing on the date of first commercial sale in such country of Merck Product and ending [*] years thereafter, a reduced royalty of [*] of [*] shall be paid from the date of such expiration or final, non-appealable judgment of invalidity of both the Chemotherapy Patent and the Radiotherapy Patent in said country (where once patent protection existed) until [*] years from the first commercial sale of Merck Product in said country provided that such country belongs to the European Union (as the European Union exists on the date of such first commercial sale) or is Japan.”

Pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, redacted information has been replaced with “[*]”.

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6.             Merck Indemnification.  Section 10.5 (Survival) of the DLA shall be renumbered as “Section 10.6” and a new Section 10.5 of the DLA shall read as follows:

“10.5       Merck shall indemnify, hold harmless and defend ImClone, ImClone’s Affiliates, and ImClone’s successors and assigns, and each of their respective agents employees, officers and directors (the “Indemnitees”) from any and all Losses resulting from any claims or actions by Takeda (or its Affiliates) arising out of or relating to: (i) the Development and Commercialization Agreement between Merck and Takeda dated September 29, 2005 (the “Merck/Takeda Agreement”); or (ii) the Settlement Agreement between Merck and ImClone executed herewith.  Upon assertion of any claim or suit for indemnification, the Indemnitees shall (i) promptly notify Merck thereof, (ii) permit Merck to assume direction and control of the defense of the claim (including the reasonable selection of counsel and the right to reasonably settle it at the sole discretion of Merck), provided that such settlement does not impose any obligation on, otherwise adversely affect the interests of, or involve any admission of fault or guilt by Indemnitees, and (iii) reasonably cooperate as requested (at the expense of Merck) in the defense of such claim.  This section 10.5 shall not apply if ImClone or its Affiliates has commenced a claim or action without Merck’s approval (including any counter-claim, cross-claim or third party claim) against Takeda arising out of or relating to the Merck/Takeda Agreement or the Settlement Agreement between Merck and ImClone executed herewith.”

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7.             Continuing Effect of DLA.  To the extent the [*] year period specified in Section 4.2(d) of the DLA as hereby amended extends beyond the expiration of the term of the license set forth in Sections 2.5 and 11.1 of the DLA, the term of the DLA shall be automatically extended to the end of such [*] year period.  Except as specifically set forth in this amendment or in the Settlement Agreement, the DLA shall remain unchanged and in full force and effect.  The Parties hereby acknowledge and agree that there are no amendments, modifications or waivers of the DLA other than those specifically referenced or set forth in this Amendment.

Pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, redacted information has been replaced with “[*]”.

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IN WITNESS WHEREOF, the Parties have caused this amendment to be executed by their duly authorized representatives in a manner legally binding upon their respective corporations as of the Effective Date of Settlement.

IMCLONE SYSTEMS INCORPORATED		MERCK KGaA

By:	/s/ Joseph L. Fischer	By:	/s/ Dr. Tilman Schmidt-Lorenz
Name:	Joseph L. Fischer	Name:	Dr. Tilman Schmidt-Lorenz
Title:	Interim Chief Executive Officer	Title:	General Counsel
Senior Vice President Corporate
Legal & Intellectual Property

i.V.

		By:	/s/ Jens Eckhardt
		Name:	Jens Eckhardt
		Title:	Legal Counsel

10

ANNEX A

MERCK PATENTS

[*]

Pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, redacted information has been replaced with “[*]”.

1

ANNEX B

OTHER IMCLONE PATENTS

[*]

Pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, redacted information has been replaced with “[*]”.

2

ANNEX C

[*]

Pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, redacted information has been replaced with “[*]”.

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EXHIBIT B

Wire Transfer Instructions

[*]

Pursuant to a request for confidential treatment submitted to the Securities and Exchange Commission, redacted information has been replaced with “[*]”.

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EXHIBIT C

IN THE UNITED STATES COURT OF APPEALS
FOR THE SECOND CIRCUIT

x
MERCK KGaA,	:
:
Appellant,	:
	:	Civil Action No. 05-7024-CV(L)
- against -	:
:
IMCLONE SYSTEMS INCORPORATED,	:	STIPULATION OF
	:	VOLUNTARY
Appellee.	:	DISMISSAL WITH
	:	PREJUDICE PURSUANT
	:	TO FRAP 42(b)

x

 IT IS HEREBY STIPULATED AND AGREED, pursuant to Federal Rule of Appellate Procedure 42(b), by and between the undersigned attorneys for the parties, that the above-captioned appeal is hereby voluntarily dismissed with prejudice and without costs to any party as against any other.

KELLEY DRYE & WARREN William R. Golden, Jr. 101 Park Avenue New York, New York 10178 (212) 808-7800 (Tel) (212) 808-7897 (Fax)	PROSKAUER ROSE LLP Louis M. Solomon 1585 Broadway New York, New York 10036 (212) 969-3000 (Tel) (212) 969-2900 (Fax)
Attorneys for Appellant Merck KGaA	Attorneys for Appellee ImClone Systems Incorporated

IT IS SO ORDERED.

Dated:	, 2006

U.S.J.

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